CADENCE RESOURCES PROVIDES ADDITIONAL INFORMATION RELATED TO EXERCISE OF CERTAIN OPTIONS AND WARRANTS

Wednesday February 8, 2006

TRAVERSE CITY, MI, -- Cadence Resources Corporation (CDNR.OB), on Monday, February 6, 2006 announced the early exercise of options by members of their management team and certain shareholders as well as the exercise of warrants held by key institutional investors and other investors. Further to that press release the Company issues the following pertinent information.

To encourage an early exercise of the options or warrants to secure additional funding earlier than the expiration date during this important development stage, the Company provided an incentive in the form of a reduction in the exercise price. This reduction was computed as the difference between the intrinsic value of the options or warrants and the implied value determined using the Black Sholes model. This incentive was not available to the management team.

Additionally, as a condition to exercise based on the reduced price, each holder was required to execute a six month Lock-up Agreement with respect to the shares issued in these exercise transactions.


About Cadence Resources


Cadence Resources Corporation engages in the acquisition, exploration, production, and development of oil and natural gas properties. The Company's current expansion activities are focused on two key non-conventional plays, Michigan Antrim and New Albany Shale in Indiana. Cadence Resources was formed in 1969. It was formerly known as Royal Resources, Inc. and changed its name to Royal Minerals, Inc. in 1983. Further, it changed its name to Consolidated Royal Mines, Inc. in 1994; to Royal Silver Mines, Inc. in 1995; and to Cadence Resources Corporation in 2001. On October 31, 2005, it closed on a reverse merger with Aurora Energy, Ltd.


Forward-Looking Statements


Statements that are not historical facts such as anticipated drilling activity and leasehold acquisitions, value and growth, and the future performance of management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, the availability of transportation pipelines, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, weather related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.


Contact:
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         Cadence Resources Corporation
         William W. Deneau, President and CEO
         Lori M. King, Chief Financial Officer
         www.auroraogc.com